Press Release

RAND LOGISTICS PREVIEWS
FOURTH QUARTER FISCAL YEAR 2016 RESULTS

Jersey City, NJ – May 12, 2016 -- Rand Logistics, Inc. (NASDAQ: RLOG) (“Rand”), a leading provider of bulk freight shipping services throughout the Great Lakes Region, today announced a preview of its financial results for the fourth quarter and full year ended March 31, 2016.

The Company’s fleet operates on a limited basis in its fiscal fourth quarter due to the normal closing schedule of the locks system and winter weather conditions on the Great Lakes. Vessel repairs and maintenance are completed in the Company’s fiscal fourth quarter to prepare the fleet for the upcoming sailing season. As a result, the Company incurs an operating loss in its fiscal fourth quarter.

Quarter Ended March 31, 2016 Versus Quarter Ended March 31, 2015 Financial Results Preview
•	Preliminary unaudited EBITDA is expected to be approximately a $5.1 million loss for the quarter ended March 31, 2016 versus a loss of $10.1 million for the prior year comparable quarter.
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In the quarter ended March 31, 2016, the Company sailed a total of 113 days versus 256 for the quarter ended March 31, 2015. Unaudited preliminary vessel margin (excluding outside charter) increased by approximately $4.0 million in the quarter to $2.9 million versus a loss of $1.1 million in the prior year period.

Fiscal Year Ended March 31, 2016 Versus Fiscal Year Ended March 31, 2015 Financial Results Preview
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For the year ending March 31, 2016, EBITDA is expected to be approximately $32.0 million compared to $32.8 million in the prior fiscal year, despite a 13.3% year over year decrease in the value of the Canadian dollar versus the U.S. dollar.

•	Cash interest expense is expected to decrease by approximately 12% to $11.2 million for the year ending March 31, 2016 from $12.7 million in the prior year.

“We were pleased that on a comparable quarter basis we were able to reduce our fiscal fourth quarter EBITDA loss by approximately 49.5%. The improvement in our operating results reflects in part our focus on cost controls and a disciplined operating approach,” stated Ed Levy, Rand’s President and CEO.

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Levy continued, “We remain committed to our expectation to sail approximately 3,405 days and operate 13 vessels in the 2016 season, including all six of our Canadian flagged self-unloaders and five of our six US flagged self-unloaders. We are pleased with the preliminary success we have realized in achieving between $2 million and $4 million of annual cost savings. We remain focused on achieving these savings over the next 12 months.”

The Company is scheduled to announce fiscal year 2016 financial results in June 2016.

Preliminary and Unaudited Financial Information
The information contained in this press release is based on preliminary and unaudited results of operations for Rand's fourth quarter and fiscal year ended March 31, 2016.  Actual results for such quarter and fiscal year could differ materially from those stated or implied in this press release due to a number of factors.

Non-GAAP Financial Measures
This press release contains certain non-GAAP financial measures.

About Rand Logistics
Rand Logistics, Inc. is a leading provider of bulk freight shipping services throughout the Great Lakes region. Through its subsidiaries, the Company operates a fleet of four conventional bulk carriers and twelve self-unloading bulk carriers including three tug/barge units. The Company is the only carrier able to offer significant domestic port-to-port services in both Canada and the U.S. on the Great Lakes. The Company's vessels operate under the U.S. Jones Act – which reserves domestic waterborne commerce to vessels that are U.S. owned, built and crewed – and the Canada Coasting Trade Act – which reserves domestic waterborne commerce to Canadian registered and crewed vessels that operate between Canadian ports.

Forward-Looking Statements
This press release contains forward-looking statements. For all forward-looking statements, we claim the protection of the Safe Harbor for Forward-Looking Statements contained in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy or are otherwise beyond our control and some of which might not even be anticipated.  Future events affecting our strategic plan and actual results of our financial position, results of operations and cash flows, could differ materially from those described in or contemplated by the forward-looking statements.  Important factors that contribute to such risks include, but are not limited to, the effect of the economic downturn in certain of our markets; the weather conditions on the Great Lakes; our ability to maintain and replace our vessels as they age and the completion of the review and audit of our financial statements for the fourth quarter and fiscal year ended March 31, 2016.

www.randlogisticsinc.com

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For a more detailed description of these uncertainties and other factors, please see the "Risk Factors" section in Rand's Annual Report on Form 10-K filed with the Securities and Exchange Commission on June 11, 2015.

CONTACT:

Rand Logistics, Inc.

Corporate Communications:
Annemarie Dobler
(212) 863-9429
apdobler@randlogisticsinc.com

www.randlogisticsinc.com